FORM OF

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (together with any schedules, exhibits or other attachments hereto, and as it may be amended, restated or otherwise modified from time to time, this “Agreement”), is made and entered into as of [  ], 2016 by and between Exchange Traded Concepts, LLC, an Oklahoma limited liability company (the “Adviser”) and Vident Investment Advisory, LLC, a Delaware limited liability company (the “Sub-Adviser”), with respect to the REX Gold Hedged FTSE Emerging Markets Subsidiary I (the “Portfolio”). Capitalized terms not otherwise defined herein have the meanings specified in the Memorandum and Articles of Association of the Portfolio (as amended, restated or otherwise modified from time to time, the “Articles”).

WHEREAS, the Portfolio has been organized as a wholly-owned subsidiary of its corresponding registered fund, the REX Gold Hedged FTSE Emerging Markets ETF (the “Fund”), a series of Exchange Traded Concepts Trust, a statutory trust organized under the laws of the State of Delaware, USA (the “Parent Company”), in order to effect certain investments on behalf of the Fund, consistent with the Fund’s investment objectives and policies specified in its prospectus and statement of additional information (together, and as each may be amended, restated or otherwise modified from time to time, the “Prospectus”); and

WHEREAS, the Portfolio has not been registered and does not intend to register under the Investment Company Act of 1940 (the “1940 Act”) and the shares (“Shares”) issued by the Portfolio have not been registered under the Securities Act of 1933 (“1933 Act”), and are being issued pursuant to an exemption therefrom; and

WHEREAS, the Adviser is registered as an investment adviser under the U.S. Investment Advisers Act of 1940 (the “Advisers Act”) and has entered into an investment management agreement with the Portfolio (the “Portfolio Advisory Agreement”) and has the authority, under the Portfolio Advisory Agreement, to select sub-advisers for the Portfolio; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act; and

WHEREAS, the Board of Directors of the Portfolio (the “Board”) and the Adviser wish to retain the Sub-Adviser to render investment advisory services to the Portfolio, and the Sub-Adviser is willing to furnish such services to the Portfolio;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the Adviser and the Sub-Adviser hereby agree as follows:

1.	Services to be Provided by the Sub-Adviser

The Sub-Adviser, subject to oversight of the Adviser and the Board, and in accordance with the terms and conditions of this Agreement, shall provide to the Portfolio investment advisory and investment management services on an ongoing basis. The Portfolio seeks to provide the Fund with exposure to the investment returns of certain commodities and/or the commodities markets generally (“Investment Objective”). In connection with seeking to achieve the Investment Objective, the Sub-Adviser may invest in commodity-linked derivative investments, including, but not limited to, futures and options on futures, swap agreements, commodity options, and exchange-traded funds (“ETFs”), exchange-traded notes (“ETNs”), and other investment companies that provide exposure to the commodities markets, and equity securities.

Consistent with the Investment Objective and subject to any restrictions the Adviser or the Board may impose in writing hereafter:

(a)	The Sub-Adviser shall maintain and furnish to the Adviser such records, periodic and special reports, and other information as the Adviser may reasonably request, and shall assist the Adviser as it may reasonably request in the conduct of the Portfolio’s business, subject to the direction and control of the Adviser and the Board.

(b)	The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Portfolio’s Articles, the Investment Objective, the Fund’s Prospectus, to the extent applicable and as may be amended from time to time, and the instructions and directions of the Adviser and the Board, and shall comply with the Advisers Act and all rules and regulations thereunder, the Commodity Exchange Act and all rules and regulations thereunder, the Internal Revenue Code of 1986, as amended, and all other applicable U.S. federal and state law and regulations, and with any applicable policies or procedures adopted by the Portfolio and/or the Board.

(c)	The Sub-Adviser shall furnish a continuous investment program for the Portfolio and, in so doing, shall, subject to subparagraph (b) of this Section 1, determine from time to time what investments will be purchased, retained, sold or pledged by the Portfolio, and what portion, if any, of the assets will be invested or held uninvested as cash. In connection with such investment program, the Sub-Adviser shall make available to the Adviser research and statistical data.

(d)	The Sub-Adviser will keep the Board and the Adviser fully informed on an ongoing basis of all material facts concerning the investment and reinvestment of the assets of the Portfolio and the operations of the Sub-Adviser, make regular and periodic special written reports of such additional information concerning the same as may reasonably be requested from time to time by the Adviser and/or the Board, and participate in meetings with the Adviser and/or the Board, as reasonably requested, to discuss the foregoing.

(e)	The Sub-Adviser, at its expense, will furnish: (i) all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for them to faithfully perform their duties under this Agreement; and (ii) administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement.

(f)	The Sub-Adviser will maintain all accounts, books and records with respect to the Portfolio as are required of an investment adviser of a registered investment company pursuant to the 1940 Act and Advisers Act and the rules thereunder and shall file with the SEC all forms pursuant to Section 13 of the Exchange Act, with respect to its duties as are set forth herein.

(g)	The Sub-Adviser will place orders with respect to transactions in securities or other assets held or to be acquired by the Portfolio with or through such persons, brokers or dealers chosen by the Sub-Adviser to carry out the policy with respect to brokerage set forth in the Articles or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws and subject to the following:

(i)	In executing Portfolio transactions and selecting brokers or dealers, the Sub-Adviser will use its best efforts to seek on behalf of the Portfolio the best overall terms available. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that it deems relevant, including the breadth of the market in the investment, the price of the investment, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

(ii)	In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser may also consider the brokerage and research services provided (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)). Consistent with any guidelines established by the Board and Section 28(e) of the Exchange Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a transaction for the Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to its discretionary clients, including the Portfolio.

(iii)	The Sub-Adviser is authorized to allocate purchase and sale orders for investments to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Sub-Adviser or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms. In no instance, however, will the assets be purchased from or sold to the Adviser, the Sub-Adviser, the Trust’s principal underwriter, or any affiliated person of the Trust, the Adviser, the Sub-Adviser or the principal underwriter, acting as principal in the transaction, except to the extent permitted by the Securities and Exchange Commission (“SEC”) and the 1940 Act.

(iv)	Whenever the Sub-Adviser deems the purchase or sale of an investment to be in the best interest of the Portfolio as well as other customers, including the Fund, the Sub-Adviser may, but shall not be obligated to, aggregate the investments to be so sold or purchased. Allocation of any investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner that it considers to be equitable and consistent with its fiduciary obligations to the Portfolio and, if applicable, to such other customers.

(h)	The Sub-Adviser will at all times manage the Portfolio’s assets in a manner consistent with Section 18(f) of the 1940 Act, Investment Company Act Release No. 10666, and related U.S. Securities and Exchange Commission (“SEC”) guidance pertaining to asset coverage with respect to transactions in commodity index swap agreements and other transactions in derivatives.

(i)	The Sub-Adviser shall serve as an agent of the Portfolio with discretionary authority to negotiate and to effect portfolio transactions and to implement the Investment Objective on behalf and in the name of the Portfolio pursuant to the Sub-Adviser’s determinations directly with any futures commission merchant, broker or dealer in such investments.

(j)	The Sub-Adviser shall serve as an agent of the Portfolio to determine when and how much the Portfolio should borrow, to negotiate the terms of all such borrowings and to borrow, or instruct brokers to borrow, and to execute documents in connection with such borrowing, on behalf and in the name of the Portfolio.

(k)	Upon the Adviser’s or the Portfolio’s request, the Sub-Adviser shall provide from time to time to the Portfolio’s brokers at their designated address a written notice bearing the names and the authenticated signature specimens of the employees of the Sub-Adviser authorized to give instructions to the brokers.

(l)	The Sub-Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Portfolio that would constitute an assignment or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Adviser nor the Portfolio shall have any obligations with respect thereto or otherwise arising under the agreement.

(m)	The Sub-Adviser will provide such other services as the Adviser, the Portfolio and the Sub-Adviser may determine to be necessary or appropriate for the management or administration of the Portfolio, and will cooperate with the Portfolio’s service providers, including providing such information as the service providers may require, as is reasonably necessary in the conduct of the Portfolio’s business.

2.	Representations of the Adviser

The Adviser represents, warrants, and agrees as follows:

(a)	The Adviser has been duly authorized by the Board to delegate to the Sub-Adviser the provision of investment services to the Fund as contemplated hereby.

(b)	The Adviser is currently in compliance and shall at all times continue to be in compliance with the requirements imposed upon the Adviser by applicable law and regulations.

(c)	The Adviser (i) will be registered as an investment adviser under the Advisers Act prior to the commencement of operation of the Portfolio and thereafter will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement is in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement, and (v) will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

3.	Representations of the Sub-Adviser

The Sub-Adviser represents, warrants, and agrees as follows:

(a)	The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement, including complying with all Commodity Futures Trading Commission and National Futures Association registration, reporting, notice, and other requirements applicable to it; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser will also promptly notify the Portfolio and the Adviser if it is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, government agency, self-regulatory organization, public board or body, involving the affairs of the Portfolio or the Sub-Adviser, provided, however, that routine regulatory examinations of the Sub-Adviser shall not be required to be reported by this provision.

(b)	The Sub-Adviser is currently in compliance and shall at all times continue to be in compliance with the requirements imposed upon the Sub-Adviser by applicable law and regulations.

(c)	The Sub-Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations and shall promptly provide the Adviser and Portfolio with copies of such information, reports and materials.

(d)	The Sub-Adviser agrees to maintain an appropriate level of errors and omissions or professional liability insurance coverage.

(e)	The Sub-Adviser agrees that neither it, nor any of its affiliates, will knowingly in any way refer directly or indirectly to its relationship with the Portfolio, the Adviser or any of their respective affiliates in offering, marketing or other promotional materials without the express written consent of the Portfolio or Adviser, as applicable, except as required by rule, regulation or upon the request of a governmental authority.

4.	Duties of the Adviser

The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Portfolio Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement; provided, however, that in connection with its management of the assets, nothing herein shall be construed to relieve the Sub-Adviser of responsibility for compliance with Subsection 1(b) of this Agreement.

5.	Delivery of Documents

The Adviser has delivered a copy of the Articles and the Fund’s Prospectus to the Sub-Adviser and will promptly notify and deliver to it all future amendments and supplements, if any.

The Sub-Adviser has reviewed and may rely on the Articles and the Fund’s Prospectus.

6.	Custody

The assets of the Portfolio will be maintained in the custody of a custodian (who shall be identified by the Adviser in writing). The Sub-Adviser will not have custody of any securities, cash or other assets of the Portfolio and will not be liable for any loss resulting from any act or omission of the custodian other than acts or omissions arising in reliance on instructions of the Sub-Adviser.

7.	Fees and Expenses

In exchange for its services, the Sub-Adviser will receive a fee from the Adviser pursuant to the terms of the Sub-Advisory Agreement entered into by and between the Adviser and the Sub-Adviser with respect to the Fund based on the average daily net assets of the Fund, including that portion of the Fund’s assets invested in the Portfolio (“Management Fee”).

8.	Calculation of Net Assets

For all purposes hereunder, the net assets of the Portfolio shall be calculated in accordance with the Fund’s Guidelines for valuing securities and assets, the formula disclosed in the Fund’s Prospectus and the terms of the Articles.

9.	Subscription and Withdrawals

The Board may issue and redeem Shares in accordance with the terms set forth in the Articles.

10.	Proxy Voting and Other Legal Notices

The Sub-Adviser will, unless and until otherwise directed by the Adviser or the Board, exercise all rights of security holders with respect to securities held by the Portfolio, including, but not limited to: voting proxies in accordance with the Parent Company’s then-current proxy voting policies, converting, tendering, exchanging or redeeming securities; acting as a claimant in class action litigation (including litigation with respect to securities previously held); and exercising rights in the context of a bankruptcy or other reorganization.

11.	Transaction Procedures

All transactions concerning the Portfolio will be consummated by payment to, or delivery by, the Portfolio, of all cash or securities due to or from the Portfolio. Instructions of the Sub-Adviser to the Portfolio, brokers or Custodian shall be made in writing sent by first class mail or, at the option of the Sub-Adviser, orally and confirmed in writing as soon as practical thereafter.

12.	Non-Exclusivity; Confidentiality of Relationships

The services of the Sub-Adviser to the Adviser and the Portfolio are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation.

Except as otherwise agreed in writing or as required by law, (i) the Sub-Adviser will keep confidential all information concerning the Portfolio’s and the Fund’s financial affairs; and (ii) the Adviser will keep confidential and for the Portfolio’s and the Fund’s exclusive use and benefit all investment advice furnished by the Sub-Adviser. Notwithstanding anything else in this Agreement to the contrary, each party hereto (and each employee, representative, or other agent of any party) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any party (or to any employee, representative, or other agent of any party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.

13.	Indemnity and Liability

(a)	Except as may otherwise be provided by applicable federal securities law, neither the Sub-Adviser nor any of its officers, members or employees (its “Affiliates”) shall be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser or the Portfolio as a result of any error of judgment by the Sub-Adviser or its Affiliates with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser or its Affiliates for, and the Sub-Adviser shall indemnify and hold harmless the Portfolio, the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended (“1933 Act”)) (collectively, “Manager Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, or common law or otherwise arising out of or based on (1) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Portfolio, or the omission of such information, by the Sub-Adviser Indemnitees (as defined below) for use therein.

(b)	Except as may otherwise be provided by applicable federal securities law, the Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise, arising out of or based on this Agreement; provided however, the Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising out of or based on (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misfeasance, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectus, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Adviser or the Portfolio, or the omission of such information, by the Sub-Adviser Indemnities for use therein.

(c)	A party seeking indemnification hereunder (the “Indemnified Party”) shall (i) provide prompt notice to the other of any claim (“Claim”) for which it intends to seek indemnification, (ii) grant control of the defense and for settlement of the Claim to the other party, and (iii) cooperate with the other party in the defense thereof. The Indemnified Party shall have the right at its own expense to participate in the defense of any Claim, but shall not have the right to control the defense, consent to judgment or agree to the settlement of any Claim without the written consent of the other party. The party providing the indemnification shall not consent to the entry of any judgment or enter any settlement which (i) does not include, as an unconditional term, the release by the claimant of all liabilities for Claims against the Indemnified Party or (ii) which otherwise adversely affects the rights of the Indemnified Party.

14.	Independent Contractor Status

Except as may be expressly authorized or otherwise stated herein, the Sub-Adviser shall be an independent contractor and not an employee, agent, dependent agent, partner, or joint venturer of the Adviser or the Portfolio; nor shall anything herein by construed as making the Adviser or the Portfolio a partner or co-venturer with the Sub-Adviser or any of its affiliates. Except as may be expressly authorized, the Sub-Adviser shall have no authority to bind, obligate, or represent the Adviser or the Portfolio in any manner.

15.	Delivery of Part 2A of Form ADV

The Sub-Adviser has delivered to the Adviser and the Portfolio a current copy of Part 2A of its Form ADV. The Adviser and the Portfolio acknowledge receipt of such copy prior to the execution of this Agreement.

16.	Duration, Termination and Non-Assignability of the Agreement

The term of this Agreement shall be for the life of the Portfolio unless either party provides 60 days’ written notice of termination in accordance with Section 17 of this Agreement from the terminating party to the other party, provided that this Agreement shall not take effect unless it has first been approved by the Board. However, no such termination will affect the liabilities or obligations of the parties under this Agreement arising from transactions initiated prior to such termination, including the requirement of the Adviser to pay the Sub-Adviser’s fees through the date of termination. Upon termination of this Agreement, the Sub-Adviser shall be under no obligation to recommend any action with regard to, or to liquidate, the Portfolio’s investments. The Sub-Adviser retains the right, however, to complete any transactions open as of the termination date and to retain, or to instruct third parties to retain, amounts sufficient to effect such completion. Upon termination, it shall be the Adviser’s exclusive responsibility to issue instructions in writing regarding any assets held by the Sub-Adviser or any third parties. This Agreement is not assignable (within the meaning of the Advisers Act) by either party without the prior consent of the other. The appointment of consultants and sub-investment advisers as described herein shall not constitute the assignment of this Agreement.

17.	Notices

Except as specified in any section to this Agreement, all notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally or sent by registered mail or certified mail, postage prepaid. Notice to the Portfolio, Adviser, or Sub-Adviser shall be addressed to the respective addresses shown below, or at such other addresses as they may designate by written notice. Any notice shall be deemed to have been served or given as of the date such notice is delivered personally or mailed.

Communications to the Portfolio shall be addressed to:

REX Gold Hedged FTSE Emerging Markets Subsidiary I
Exchange Traded Concepts, LLC
10900 Hefner Pointe Drive, Suite 207
Oklahoma City, OK 73120

Communications to the Adviser shall be addressed to:

Exchange Traded Concepts, LLC
10900 Hefner Pointe Drive, Suite 207
Oklahoma City, OK 73120

Communications to the Sub-Adviser shall be addressed to:

Vident Investment Advisory, LLC
300 Colonial Center Parkway, Suite 330
Roswell, Georgia 30076

18.	Portfolio and Shareholder Liability

The Sub-Adviser hereby agrees that obligations, if any, assumed by the Portfolio pursuant to this Agreement shall be limited in all cases to the Portfolio and its assets. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Portfolio, nor from the Board or any individual director of the Portfolio.

19.	Governing Law

This Agreement is made and shall be construed under the laws of the State of Delaware without giving effect to any conflict or choice of law provisions of that State, provided that nothing herein shall be construed in any manner inconsistent with any rule, regulation or order of the SEC.

20.	Consent to Jurisdiction

Each party hereto irrevocably agrees that any suit, action or proceeding against the Portfolio, the Adviser or the Sub-Adviser arising out of or relating to this Agreement shall be subject exclusively to the jurisdiction of the Delaware Judiciary, and each party hereto irrevocably submits to the jurisdiction of each such court in connection with any such suit, action or proceeding. Each party hereto waives any objection to the laying of venue of any such suit, action or proceeding in any such court, and waives any claim that such suit, action or proceeding has been brought in an inconvenient forum. Each party hereto irrevocably consents to service of process in connection with any such suit, action or proceeding by mailing a copy thereof registered or certified mail, postage prepaid to their respective addresses as set forth in this Agreement.

21.	Entire Agreement and Severability

This Agreement represents the entire agreement among the parties with regard to the investment management matters described herein and may not be amended, modified or waived without the affirmative written consent of the Adviser and the Sub-Adviser effected in accordance with Section 17 of this Agreement except as otherwise noted herein.

If any provision of this Agreement shall be held or made invalid by a statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

22.	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.	Miscellaneous

The Portfolio and the Adviser each reserve the right to refuse to accept or renew this Agreement, each in its sole discretion and for any reason. This Agreement may only be amended in writing by mutual agreement. All section headings in this Agreement are for convenience of reference only, do not form part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. The Adviser’s failure to insist at any time upon strict compliance with this Agreement or with any of the terms of the Agreement or any continued course of such conduct on its part will not constitute or be considered a waiver by the Adviser of any of its rights or privileges. The Sub-Adviser will notify the Adviser of any change in the members of the Sub-Adviser within a reasonable time after such change occurs.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of this [  ] day of [   ], 2016.

ADVISER
Exchange Traded Concepts, LLC

By: ________________________

Name: J. Garrett Stevens
Title: Chief Executive Officer

SUB-ADVISER
Vident Investment Advisory, LLC

By: ________________________

Name: Nicholas Stonestreet
Title: Chief Executive Officer